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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF STRADLING, YOCCA, CARLSON & RAUTH]

                               January 27, 1997

Powerwave Technologies, Inc.
2026 McGaw Avenue
Irvine, California 92614

                RE: Registration Statement on Form S-8 -- 1996 Stock Incentive Plan, 1995 Stock Option Plan, 1996 Director Stock Option Plan and Employee Stock Purchase Plan

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Powerwave Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,138,615 shares of the Company's common stock, par value $.0001 per share ("Common Stock"), issuable under the Company's 1996 Stock Incentive Plan, 1995 Stock Option Plan, 1996 Director Stock Option Plan and Employee Stock Purchase Plan (the "Plans").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that:

     1. stock options, when issued in accordance with the Plans, will be legally issued and binding obligations of the Company; and
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Powerwave Technologies, Inc.
January 27, 1997
Page 2

     2. 4,138,615 shares of Common Stock, when issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     STRADLING, YOCCA, CARLSON & RAUTH





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